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                                                                     Exhibit 8.2

                               Kirkland & Ellis
                               153 East 53rd St.
                             New York, N.Y. 10022

To Call Writer Direct:
212 446-4800

                               November 23, 1998


Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 91720

          Re:  Merger of Jazz Merger Corp. with and into TheraTech, Inc.

Ladies and Gentlemen:

     You have requested our opinion regarding the federal income tax consequences to TheraTech, Inc. ("TheraTech") of the merger with and into TheraTech of Jazz Merger Corp. (the "Sub"), a Delaware corporation and wholly-owned subsidiary of Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), pursuant to that certain Agreement and Plan of Merger by and among TheraTech, Watson Sub and Watson, dated October 23, 1998 (the "Merger Agreement", and such transaction, the "Merger"). Defined terms used herein shall have the meaning ascribed to such terms in the Merger Agreement, unless otherwise specified.

     In connection with rendering our opinion, we have examined the Merger Agreement and such other documents as we have determined to be necessary for purposes of this opinion. In addition, with your permission, we have examined and relied upon certain representation letters of the Company and Watson, copies of which are attached hereto as Exhibits A and B (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. We have assumed the genuineness of all signatures, the legal capacity of natural persons, and that the person who affixed such signature to such documents had authority to do so. Moreover, we have assumed the accuracy of all information contained in the documents described above, but have not made any independent inquiry with regard thereto. We have assumed the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied or photostatic copies. We also have assumed that the Merger will be structured as a reverse-subsidiary merger of the Watson Sub with and into the Company, with the Company surviving, and will be consummated in the manner contemplated by the Merger Agreement.

     In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service (the "IRS") rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that any of the opinions expressed herein will be accepted by the IRS or, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that:

     (1) the Merger will qualify as a tax-free reorganization for federal income tax purposes under Section 368(a)(1) of the Code, and will therefore be tax-free to each of Watson, the Sub and TheraTech; and
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     (2)  each of TheraTech, Watson and the Sub will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any other transaction contemplated by the Merger Agreement. This opinion is solely for your benefit.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.2 to the Registration Statement on Form S-4 relating to the Merger. We also consent to the reference to our firm under the heading "Legal Matters" in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                   Very Truly Yours,

                                     /s/ Kirkland & Ellis
                                   ---------------------------
                                         Kirkland & Ellis